SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2016

LIFEPOINT HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Seven Springs Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 920-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 12, 2016, LifePoint Health, Inc. (the “Company”) issued a press release announcing its intention to sell $400 million in aggregate principal amount of its Senior Notes due 2024 through a private offering. On the same date, the Company also announced the pricing of the offering of $500 million aggregate principal amount of its 5.375% Senior Notes due 2024, which represented a $100 million increase in aggregate principal amount of Notes being sold. The notes will be senior unsecured obligations of the Company and will be guaranteed by certain of the Company’s existing and future domestic subsidiaries. The closing of the sale of the notes is expected to occur on May 26, 2016, and is subject to the satisfaction of customary closing conditions. The Company will use the proceeds of the offering to redeem the entire $400 million aggregate principal amount outstanding of its 6.625% Senior Notes due 2020 at a redemption price of 103.313% of principal amount plus accrued and unpaid interest to the redemption date of June 13, 2016. The remaining proceeds will be used for general corporate purposes. See the Company’s press releases attached as Exhibit 99.1 and 99.2, which are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

99.1	Press release issued by the Company on May 12, 2016 announcing proposed offering of $400 million of Senior Notes due 2024.

99.2	Press release issued by the Company on May 12, 2016 announcing pricing of the offering of $500 million of 5.375% Senior Notes due 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HEALTH, INC.

	By:	/s/ Michael S. Coggin
		Name:	Michael S. Coggin
		Title:	Senior Vice President and Chief Accounting Officer

Dated: May 12, 2016

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by the Company on May 12, 2016 announcing proposed offering of $400 million of Senior Notes due 2024.

99.2	Press release issued by the Company on May 12, 2016 announcing pricing of the offering of $500 million of 5.375% Senior Notes due 2024.